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                                                                Exhibit 23.2

                        Independent Auditors' Consent
                        -----------------------------

The Board of Directors
Gardner Denver, Inc.:

We consent to the use of our report dated 16 January 2004, with respect to the consolidated balance sheets of Syltone plc and subsidiaries as of 31 March 2003 and 31 March 2002, the related consolidated profit and loss accounts, cash flow statements, statements of total recognized gains and losses and reconciliations of movements in shareholders' funds for each of the years in the two-year period ended 31 March 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus supplement.

/s/  KPMG Audit Plc

Leeds, England
March 9, 2004